EXHIBIT 10.3

ARTELO BIOSCIENCES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of August 30, 2019, and is effective as of June 20, 2019 (the “Effective Date”) by and between Artelo Biosciences, Inc. (the “Company”), and Gregory D. Gorgas (“Executive”).

WHEREAS, Executive previously entered into an Employment Agreement with the Company dated April 3, 2017 (the “Prior Agreement”).

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to provide the terms governing Executive’s employment to align with market practice.

WHEREAS, in consideration of the promises and mutual covenants contained herein, Executive and the Company agree as follows:

AGREEMENT

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as the Company’s Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company and with those duties customarily performed by the chief executive officer at comparable companies, as will reasonably be assigned to him by Executive’s supervisor. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except that Executive may engage in outside professional civic, chartable, and community activities that do not impair his ability to perform his obligations under this Agreement, including but not limited to fundraising for the UCSD Cancer Center and support of the Sickle Cell Disease Foundation of California.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or prior warning. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of not less than $396,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. During each calendar year of the Employment Term, Executive will be eligible to receive an annual bonus of up to 50% of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the compensation committee (the “Compensation Committee”) of the Board in its sole discretion (the “Target Bonus”) provided the Compensation Committee has met and conferred with Executive in good faith at or before the start of each calendar year and considered his input as the performance objectives for that year. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Compensation Committee determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. For the avoidance of doubt, Executive shall be eligible for a Target Bonus of $198,000 for calendar year 2019.

(c) Stock Option. At the first meeting of the Compensation Committee following the Effective Date, it will be recommended that Executive be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an “incentive stock option” (as defined in Section 422 of the Code), to purchase 75,000 shares at an exercise price equal to the fair market value on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as follows: 1/48th of the shares subject to the Option shall vest monthly on the same day of the month as the date of grant (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the stock option agreement by and between Executive and the Company, both of which documents are incorporated herein by reference.

(d) Life Insurance. During the Employment Term, the Company shall pay the full premiums for a life insurance policy covering Executive for coverage of up to One Million dollars. Executive will be entitled to select personal beneficiaries for 100% of the proceeds of the life insurance policy. Executive may choose to pay any additional premiums to increase the coverage of this life insurance policy.

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4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to the eligibility requirements of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Paid-Time Off. During the Employment Term, Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s standard vacation and paid sick leave policies in effect from time to time, including the Company’s policies regarding vacation accruals. Executive shall also be entitled to all other holiday and leave pay generally available to all other employees of the Company.

6. Business Expense Reimbursement. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination for other than Cause, Death or Disability Outside Change in Control Period. If, outside the Change in Control Period (as defined below), the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, subject to Section 1 of Appendix A, Executive will be entitled to receive:

(i) the Accrued Benefits (as defined below);

(ii) continuing payments of Executive’s base salary, as then in effect, less applicable withholdings and in accordance with the Company’s normal payroll procedures, for a period of twelve (12) months from the date Executive’s employment with the Company terminates with the first payment to be made within 10 days following the effective date of the Release (and include any payments that otherwise would have been paid to Executive between Executive’s termination date and the effective date of the Release under the Company’s normal payroll cycle), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the twelve-month period following Executive’s termination of employment (subject to any delay as may be required for compliance with Section 409A in accordance with Appendix A) (for the avoidance of doubt, in no case will Executive receive cash severance payments for greater than twelve (12) months following Executive’s termination date, subject to compliance with Section 409A);

(iii) reimbursement for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) twelve (12) months following Executive’s termination of employment or (ii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of Executive’s termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to twelve (12) months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A);

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(iv) a lump-sum payment equal to a pro-rated portion of Executive’s Target Bonus in the calendar year that Executive’s employment is terminated based on the number of days worked in the year of Executive’s termination up through Executive’s termination date to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A); and

(v) accelerated vesting as of Executive’s employment termination date in an amount equal to 100% of the then-unvested shares subject to Executive’s then outstanding time-based equity awards (including the Option), provided that, with respect to any equity awards with performance-based vesting, such equity awards shall vest in accordance with the terms of the applicable award agreements if the applicable performance goals are satisfied at the time of termination or such performance goals are expected to be satisfied. The determination whether such performance goals are satisfied or are expected to be satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be. All equity awards with performance-based vesting that do not vest at termination by their terms or pursuant to this Section 7(v) shall be forfeited.

(b) Termination other than for Cause, death or Disability, or Resignation for Good Reason within the Change in Control Period. If, within the period beginning within three (3) months prior to a Change in Control ending twelve (12) months following a Change in Control (the “Change in Control Period”), the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability or Executive terminates his employment for Good Reason, then, subject to Section 1 of Appendix A, Executive will be entitled to receive:

(i) the Accrued Benefits;

(ii) a lump-sum payment equal to twelve (12) months of Executive’s base salary, as then in effect, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A);

(iii) reimbursement for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the COBRA until the earlier of (i) twelve (12) months following Executive’s termination of employment or (ii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of Executive’s termination of employment, the Company (or its successor) determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company (or its successor), then the Company (or its successor) instead will pay a lump sum payment equal to twelve (12) months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A);

(iv) a lump-sum payment equal to a pro-rated portion of Executive’s Target Bonus in the calendar year that Executive’s employment is terminated based on the number of days worked in the year of Executive’s termination up through Executive’s termination date to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A); and

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(v) accelerated vesting as of Executive’s employment termination date in an amount equal to 100% of the then-unvested shares subject to Executive’s then outstanding time-based and performance-based equity awards (including the Option).

(c) Termination for Cause, Death or Disability; Voluntary Resignation under Certain Circumstances. If Executive’s employment with the Company is terminated voluntarily by Executive without Good Reason or for Good Reason outside the Change in Control Period, by the Company for Cause or due to Executive’s death or Disability, then Executive shall be entitled to receive salary and accrued but unused vacation time through the effective date of termination plus any Bonus earned, but not yet paid, as of Executive’s date of termination (“Accrued Benefits”). Moreover, on Executive’s termination date: (i) all vesting will terminate immediately with respect to Executive’s then outstanding equity awards; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except Executive’s Accrued Benefits); and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

8. Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon the Effective Date.

9. Non-Solicitation of Employees. In light of the amount of sensitive and confidential information involved in the discharge of Executive’s duties, and the harm to the Company that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, Executive agrees that during the Employment Term and for a period of one (1) year thereafter, Executive will not directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of the Company, who earned annually $25,000 or more as an employee of the Company during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with the Company.

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10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. The failure of the Company to secure a commitment from any successor to assume the obligations of this Agreement shall be considered a termination of Executive by the Company without Cause. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, California 92037

Attn: Corporate Secretary

If to Executive:

at the last residential address known by the Company.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

14. Integration. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options except to the extent otherwise explicitly provided in the applicable stock option agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

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15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and may be signed electronically, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ARTELO BIOSCIENCES, INC.

By:	/s/ Connie Matsui	Date: August 30, 2019

Name:	Connie Matsui

Title:	Chairperson of the Board of Directors

EXECUTIVE:

/s/ Gregory D. Gorgas	Date: August 30, 2019
Gregory D. Gorgas

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

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Appendix A

ADDITIONAL TERMS TO EXECUTIVE EMPLOYMENT AGREEMENT

Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the Agreement.

1. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any vesting acceleration, severance payments and benefits pursuant to Section 7(a) or (b) of the Agreement will be subject to Executive (1) signing and not revoking a customary separation agreement and release of claims related to Executive’s service with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”); and (2) resigning from the Board effective no later than the employment termination date, to the extent Executive is a member of the board. If the Release does not become effective and irrevocable by the Release Deadline or if Executive does not resign from the Board as specified above, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” (within the meaning of Section 409A) from the relevant position or positions. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A solely pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” (within the meaning of Section 409A).

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.

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(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(v) The provisions of this Agreement and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 8).

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

2. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that has caused the Company to suffer material harm; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct that has caused the Company to suffer material harm; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties; provided, that Cause shall only exist after; (vii) the Board delivers written notice to Executive of the Board’s determination that Cause exists; (viii) such notice sets forth in reasonable detail such facts and circumstances; and (ix) Executive has failed to fully correct any of the events listed in clauses (iii), (v) and (vi) above, if such events are reasonably capable of being fully corrected, within 30 days after delivery to Executive of the Board’s written notice of its determination that Cause exists.

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(b) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning set forth in the Plan.

(c) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Deferred Payment. For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(e) Disability. For purposes of this Agreement, “Disability” means Executive’s (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Company employees.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s base salary (except where there is a reduction applicable to the management team generally); (iii) the failure of the Company to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location. Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.

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(g) Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(h) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

3. Limitation on Payments. In the event that the severance and other payments and benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3 of Appendix A, would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Payments being subject to the excise tax under Code Section 4999,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Code Section 4999. If a reduction in the Payments constituting “parachute payments” is necessary so that no portion of such Payments is subject to the excise tax under Code Section 4999, the reduction will occur in the following order: (1) reduction of the cash severance payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduce; (2) cancellation of accelerated vesting of equity awards which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (3) reduction of continued employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any Payment to the Company’s shareholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions will not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this section. In no event will Executive have any discretion with respect to the ordering of payment reductions.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will perform the foregoing calculations related to the excise tax. The Company will bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder will be final, binding, and conclusive upon the Company and Executive.

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